Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES FOURTH QUARTER AND
ANNUAL EARNINGS

Aiken, South Carolina (February 6, 2023) - Security Federal Corporation (the “Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the quarter and year ended December 31, 2022.
Quarterly net income increased $1.3 million, or 62.2%, to $3.3 million, or $1.01 per common share, for the fourth quarter of 2022 compared to $2.0 million, or $0.62 per common share, for the fourth quarter of 2021. The increase in net earnings was primarily attributable to an increase in net interest income, as the increase in interest income exceeded the increase in interest expense.  The increase in net interest income was partially offset by a decrease in non-interest income.
Net income was $10.2 million, or $3.14 per common share, for 2022 compared to $12.8 million, or $3.93 per common share, during the year ended December 31, 2021 (the “prior year”). The decrease in net income was primarily due to a decline in non-interest income when compared to the prior year. Also contributing to the decrease in net earnings was the release of $2.4 million in loan loss reserves during 2021 following significantly higher loan loss provisions recorded in 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

Fourth Quarter Comparative Financial Highlights
•	Net interest income increased $2.3 million, or 25.9%, to $11.0 million.
•	Total non-interest income decreased $495,000, or 18.7%, to $2.1 million.
•	Total non-interest expense decreased $18,000, or 0.2%, to $8.9 million.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2022	12/31/2021
Total interest income	$ 13,197	$ 9,634
Total interest expense	2,230	924
Net interest income	10,967	8,710
Reversal of provision for loan losses	-	(134)
Net interest income after reversal of provision for loan losses	10,967	8,844
Non-interest income	2,147	2,642
Non-interest expense	8,924	8,942
Income before income taxes	4,190	2,544
Provision for income taxes	901	516
Net income	$ 3,289	$ 2,028
Earnings per common share (basic)	$ 1.01	$ 0.62

Full Year Comparative Financial Highlights
•	Net interest income increased $4.3 million, or 12.8%, to $37.6 million when compared to the prior year primarily due to the increase in interest income on investment securities.
•	Non-interest income decreased $3.0 million, or 23.9%, to $9.6 million primarily due to decreases in gain on sale of loans and grant income.
•	Non-interest expense increased $2.2 million or 6.8% to $34.2 million primarily due to increases in salary expense and other miscellaneous non-interest expenses.

	Year Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2022	12/31/2021
Total interest income	$ 42,578	$ 37,117
Total interest expense	5,028	3,824
Net interest income	37,550	33,293
Reversal of provision for loan losses	-	(2,404)
Net interest income after reversal of provision for loan losses	37,550	35,697
Non-interest income	9,612	12,633
Non-interest expense	34,225	32,047
Income before income taxes	12,937	16,283
Provision for income taxes	2,709	3,509
Net income	$ 10,228	$ 12,774
Earnings per common share (basic)	$ 3.14	$ 3.93

Credit Quality Highlights

•
The Bank recorded no provision for loan losses during 2022 compared to a negative provision of $2.4 million during 2021.  The negative provision in 2021 resulted from a reduction in qualitative adjustment factors due to the improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021.

•	Non-performing assets were $6.4 million, or 1.15% of gross loans, at December 31, 2022 compared to $2.8 million, or 0.56% of gross loans, at December 31, 2021.
•	Allowance for loan losses as a percentage of gross loans was 2.00% at December 31, 2022 compared to 2.19% at December 31, 2021.

	Quarter Ended		Year Ended
(Dollars in thousands):	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Reversal of provision for loan losses	$ -	$ (134)	$ -	$ (2,404)
Net charge-offs (recoveries)	$ 121	$ (49)	$ (91)	$ (648)

At Period End (dollars in thousands):	12/31/2022	9/30/2022	12/31/2021
Non-performing assets	$ 6,421	$ 2,800	$ 2,813
Non-performing assets to gross loans	1.15%	0.53%	0.56%
Allowance for loan losses	$ 11,178	$ 11,299	$ 11,087
Allowance to gross loans	2.00%	2.12%	2.19%

Balance Sheet Highlights and Capital Management

•	Total assets increased $80.2 million, or 6.2%, during the year to $1.4 billion at December 31, 2022.
•	Net loans receivable increased $50.4 million, or 10.1%, during the year to $549.9 million at December 31, 2022.
•	Investment securities increased $11.2 million, or 1.6%, during the year to $717.6 million.
•	Total deposits decreased $5.9 million, or 0.5%, during the year to $1.1 billion at December 31, 2022.
•	Common equity book value per share was $23.76 at December 31, 2022 compared to $35.51 at December 31, 2021. The decrease is the result of a decrease in accumulated other comprehensive income, net of tax, related to the unrecognized loss in value of investment securities during 2022.

Dollars in thousands (except per share amounts)	12/31/2022	9/30/2022	12/31/2021
Total assets	$ 1,381,366	$ 1,357,981	$ 1,301,214
Cash and cash equivalents	28,502	20,068	27,623
Total loans receivable, net *	549,917	523,094	499,497
Investment securities	717,586	729,519	706,356
Deposits	1,110,085	1,118,817	1,115,963
Borrowings	103,323	73,964	61,940
Total shareholders' equity	160,234	156,596	115,523
Common shareholders' equity	77,285	73,647	115,523
Common equity book value per share	$ 23.76	$ 22.64	$ 35.51
Total risk based capital to risk weighted assets (1)	19.03%	19.11%	18.65%
CET1 capital to risk weighted assets (1)	17.78%	17.86%	17.39%
Tier 1 leverage capital ratio (1)	10.41%	10.32%	9.87%
* Includes PPP loans of $12,000 at 12/31/2022, $55,000 at 9/30/2022 and $9.8 million at 12/31/2021.
(1) - Ratio is calculated using Bank only information and not consolidated information

On May 24, 2022, the Company entered into a Letter Agreement with the U.S. Department of Treasury under the Emergency Capital Investment Program (“ECIP”). Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including persistent poverty counties, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions. Pursuant to the Agreement, the Company agreed to issue and sell 82,949 shares of the Company’s Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP (the “Preferred Stock”) for an aggregate purchase price of $82.9 million in cash.

Security Federal Bank has 18 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing oil prices and supply chain disruptions any matters related to the COVID-19 pandemic; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.